Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:
We consent to the use of our reports dated April 3, 2008, with respect to the balance sheets of Western Gas Partners, LP and Western Gas Holdings, LLC as of December 31, 2007 and August 21, 2007 included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Houston, Texas
April 8, 2008